Independent Auditors' Consent


To the Shareholders and Directors of the Lexington Crosby Small Cap Asia Growth Fund, Inc.:


We consent to the use of our report dated June 16, 1995, included in the Post-Effective Amendment dated December 19, 1995.


                                                  KPMG PEAT MARWICK LLP

New York, New York
December 15, 1995